EXHIBIT P

CONSENT

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated November 28, 2012 to the prospectus dated January 31, 2012 relating to securities issued pursuant to Registration Statement No. 333-178626 of Canada.

November 28, 2012

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP